UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) Of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 14, 2006

Memry Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-15971	06-1084424
(Commission File Number)	(IRS Employer Identification No.)

3 Berkshire Boulevard, Bethel, Connecticut	06801
(Address of principal executive offices)	(Zip Code)

(203) 739-1100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 14, 2006, Memry Corporation (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Richard F. Sowerby. The Employment Agreement provides for Mr. Sowerby’s role as Chief Financial Officer and Treasurer of the Company.

The Employment Agreement entitles Mr. Sowerby to (i) receive a base salary of $195,000; (ii) receive a one time grant of options to acquire 60,000 shares of common stock of the Company pursuant to the terms of the Company’s Amended and Restated 1997 Long Term Incentive Plan; (iii) receive an annual target bonus of 45% of his annual base salary (provided, that, for fiscal year 2007, he will be paid the greater of $50,000 and the bonus otherwise payable); (iv) be eligible to receive, on an annual basis, 40,000 performance-based stock options pursuant to any bonus and/or incentive compensation programs that may be established by the Company; (v) a monthly automobile allowance; (vi) certain other fringe benefits and perquisites as set forth in the Employment Agreement; and (vii) reimbursements of all reasonable out-of-pocket expenses incurred, in accordance with the Company’s policy.

The Employment Agreement has an initial term that ends on August 13, 2007, and then automatically renews for successive one-year periods unless or until Mr. Sowerby or the Company gives notice of his or its intention not to renew. If the Company elects not to renew the Employment Agreement at the end of any one-year term, then the Company shall pay to Mr. Sowerby his base salary for a period of 6 months following the termination of the Employment Agreement, as and when the same would otherwise be due, including continuation of employee health insurance as provided to active employees, and an amount equal to 50% of his target bonus as then in effect, in one lump sum, unless such non-renewal by the Company is for cause.

In the event Mr. Sowerby’s employment is terminated (a) by the Company without cause (other than at the end of any term), or (b) by Mr. Sowerby for “Good Reason,” Mr. Sowerby will become entitled to a lump-sum payment equal to the sum of (i) 50% of his annual salary at the rate in effect immediately prior to the date of termination, plus (ii) 50% of the bonus otherwise payable for the fiscal year during which termination occurs. “Good Reason” is defined to mean (x) the failure by the Company to observe or comply with any provision of the Employment Agreement (if such failure has not been cured within 10 days after written notice of same has been given to the Company), or (y) at the election of Mr. Sowerby, upon a “Change of Control of the Company” (as defined in the Employment Agreement), provided that Mr. Sowerby elected to terminate the Employment Agreement on that basis not later than two years following the date of such Change of Control and if, subsequent to such Change of Control, there is a material diminution in the position, duties and/or responsibilities of Mr. Sowerby.

Lastly, the Employment Agreement provides that both the Company and Mr. Sowerby will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). More specifically, the Employment Agreement provides that to the extent Mr. Sowerby becomes entitled to one or more severance payments, which would otherwise be subject to excise tax under Section 409A of the Code, and such severance payments are payable within the first six months following Mr. Sowerby’s termination, such payments will be made to Mr. Sowerby on the first day of the seventh month following his termination.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment.

On July 20, 2006, the Board appointed Mr. Sowerby the Chief Financial Officer and Treasurer of the Company, effective on August 14, 2006. In connection with the appointment of Mr. Sowerby as Chief Financial Officer and Treasurer of the Company, Robert Belcher will resign his position as Chief Financial Officer and Treasurer. Mr. Belcher will remain as the Company’s Chief Executive Officer. Prior to joining the Company, Mr. Sowerby, 52, served as chief financial officer of Latex International since 2002. From 1995 through 2001, he served as the chief financial officer of Interstate Resources and corporate vice president of finance of Sealy Incorporated. He served nine years in increasingly responsible financial positions with Sunbeam Corporation culminating in the promotion to vice president controller of the Sunbeam-Oster Housewares Division. Mr. Sowerby also served five years as a corporate controller for Elliott Company. Mr. Sowerby holds a B.S. degree in accounting from Penn State University and an M.B.A. degree in finance from Duquesne University.

The discussion of the material terms of Mr. Sowerby’s employment agreement with the Company in Item 1.01 of this Report is hereby incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 – Press Release, dated August 15, 2006, issued by Memry Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEMRY CORPORATION

Date: August 18, 2006	By:	/s/ Robert P. Belcher
Robert P. Belcher
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated August 15, 2006, issued by Memry Corporation.